                                                                Exhibit 10.28(b)

                          AMENDMENT TO PLEDGE AGREEMENT


         This Amendment to Pledge Agreement ("Amendment") dated as of April 26, 2001, is entered into between William Guttman, as "Purchaser," and printCafe, Inc., a Delaware corporation, as successor in interest to Prograph Systems, Inc., a Pennsylvania corporation, as the "Company," for the purpose of amending that certain Pledge Agreement ("Pledge Agreement") dated as of November 8, 1999, between Purchaser and the Company's predecessor in interest.


                                    RECITALS


         A. The number of Shares originally pledged to secure payment of the Note was One Million Six Hundred Fifty Four Thousand Seven Hundred Two (1,654,702).

         B. As of March 7, 2000, the outstanding principal balance of the Note was One Hundred Six Thousand Seven Hundred Two Dollars ($106,702.00), and interest due thereunder had accrued in the amount of Seven Thousand Four Hundred Forty Four and 80/100 Dollars ($7,444.80).

         C. As of the date hereof, the Company has loaned to Purchaser the sum of Six Hundred Forty One Thousand Five Hundred Eighty-Two and 63/100 Dollars ($641,582.63) under a Secured Promissory Note ("Second Note").

         D. As of the date hereof, Purchaser and the Company acknowledge that the fair market value of the Shares is One and 50/100 Dollars ($1.50) per Share.

         E. Because of the significant partial prepayments made to date on the Note, and for other valuable consideration, the parties desire to amend the Pledge Agreement as set forth herein.

     NOW, THEREFORE, for valuable consideration, receipt of which is acknowledged, the parties agree as follows:


                                    AMENDMENT


         1. Capitalized terms not otherwise defined herein are defined in the Pledge Agreement.

         2. "Second Note" shall have the meaning set forth in Recital C above.

         3. The number of Shares pledged to secure payment of the Note and the Second Note shall be reduced to Four Hundred Ninety Eight Thousand Eight Hundred Fifty Seven (498,857). Of this amount, Seventy One Thousand One Hundred Thirty Five (71,135)

                  Shares are pledged to secure payment of the Note and Four Hundred Twenty Seven Thousand Seven Hundred Twenty Two (427,722) Shares are pledged to secure payment of the Second Note.

         4. The remainder of the Shares pledged under the Pledge Agreement shall be released therefrom and delivered to Purchaser free of all restrictions thereunder.

         5. At such time as the Company notifies the Pledgor of an Event of Default, the Pledgor shall have the right to instruct the Company, upon delivery of the share certificate therefor, to convert Preferred Series A Stock then owned by the Pledgor to Common Stock, and the Company shall cause the conversion thereof to Common Stock of the Company at a conversion ratio of one to one, at the expense of the Company, and to substitute such converted Common Stock for a like number of shares of Common Stock pledged hereunder.

         6. Except as amended herein, the Pledge Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, Purchaser and the Company have signed, dated and delivered this Amendment as of the date and year first above written.


                                          "PURCHASER"

                                          /s/ William Guttman
                                          -----------------------------
                                          WILLIAM GUTTMAN


                                          "COMPANY"

                                          PRINTCAFE, INC.,
                                          a Delaware corporation


                                          By:  /s/ Marc D. Olin
                                              -------------------------------
                                              Marc Olin, President




                                       2